Ex. 99.5

THIS IS A COMMUNICATION SENT TO YOU PRIOR TO THE COMMENCEMENT OF THE EXCHANGE OFFER.

As a participant of a Gerdau Long-term Incentive Program, you recently received a communication announcing that 2014 LTI awards will be granted as Restricted Stock Units (RSUs) and Performance Share Units (PSUs).  In preparation for the program transition, Gerdau has granted you the option to exchange all of your current Stock Appreciation Rights (SARs) and Stock Options for an equivalent value of Restricted Stock Units (RSUs) or Restricted Stock (RS) under the new 2014 program structure.   If you are a former employee, you will be receiving American Depositary Shares (ADSs) if you elect to accept the exchange offer.

To help you decide your next steps, please refer to the following information:

•	Individual Conversion Statement – Customized document with your specific details and the resulting number of RSUs/RSs/ADSs if you elect to exchange your Options and SARs
•	Offer to Exchange – Provides specific terms and conditions of the exchange offer and outlines any risks involved in the decision.
•	PowerPoint Presentation – Information about the 2014 award program, award types, and information about the exchange offer.
•	Gerdau North America Equity Incentive Plan – Plan document governing all exchange awards under the exchange offer.
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Fidelity Award Acceptance – Guide on how to accept your awards with Fidelity online. For additional questions about award acceptance you can call Fidelity at 800-544-9354 for United States participants or 800-544-0275 for Canadian Participants. (The link to the Fidelity Award Acceptance Procedures will be provided at the commencement of the election period.)

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Form of Acceptance or Re-Election – Form for the acceptance or re-election of the offer to exchange by email, fax or mail. (The link to the Acceptance or Re-Election Form will be provided at the commencement of the election period.)

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Form of Withdrawal – Form to withdraw your acceptance of the offer to exchange. This Form must be returned by email, fax or mail. (The link to the Withdrawal Form will be provided at the commencement of the election period.)

•	Form of RSU Award Agreement (active employees in the United States) – The form of the RSU award agreement governing RSU awards, if any, to be received in the exchange offer.
•	Form of RS Award Agreement (active employees in Canada) – The form of the RS award agreement governing RS awards, if any, to be received in the exchange offer.
•	Form of ADS Agreement (former employees) - The form of the agreement to be used for retired employees in connection with the exchange offer.

In order to make an election in respect to the exchange offer, during the election period log on to Fidelity at Fidelity NetBenefits (United States participants) or Fidelity NetBenefits Worldwide (Canada participants) and follow the Award Acceptance Procedures outlined in the link provided above.

Alternatively, you may accept the offer by completing a copy of the Form of Acceptance and:

•                 emailing it to aneta.booth@gerdau.com

•                 faxing it to (813) 319-4881 (Attn: Aneta Booth) or

•                 mailing it to

Gerdau Compensation

Attn: Aneta Booth

4221 W Boy Scout Blvd, Suite 600

Tampa, FL 33607

If you wish to reject the exchange offer, you do not have to take any action.

If after you accept the exchange offer you wish to withdraw your acceptance, complete the Form of Withdrawal and return it to us using email, fax or mail as specified above.  If after you withdraw your acceptance you wish to re-elect to accept the offer, complete the Form of Re-Election and return it to us using email, fax or mail as specified above.

The upcoming Calendar of events is expected to be as follows:

October 21, 2013	Election Period Commences
October 31, 2013	Financial Earnings Report
November 19, 2013	Election Period Ends Exercise Restriction period for system updates
November 27, 2013	Exercise Restriction period ends
December 9, 2013	Active Employees - First 20% of RSUs Vest (if exchange offer is accepted) Retired Employees – ADSs are issued

Unless the election period is extended, your election to accept or decline the exchange offer must be made between October 21 and 4:00 EST on November 19, 2013.  If you do not accept the terms of the Offer to Exchange, your awards will not be exchanged.

Questions related to the above materials can be directed to Aneta Booth at aneta.booth@gerdau.com.

IMPORTANT INFORMATION

The exchange offer has not yet commenced. You will not be able to access the links to the Fidelity Election Website, the Fidelity Award Acceptance Procedures or the Acceptance or Withdrawal Forms until the exchange offer commences, at which time you will receive a separate communication from us. Gerdau will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, or SEC, in connection with the exchange offer. Persons who are eligible to participate in the exchange offer should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the exchange offer. You may access these materials, once available, free of charge on the SEC’s website at www.sec.gov or by contacting Aneta Booth at aneta.booth@gerdau.com.

None of Gerdau, its subsidiaries, or its or their Boards of Directors makes any recommendation as to whether you should tender, or refrain from tendering, your eligible options or stock appreciation rights in the exchange offer, and none of Gerdau, its subsidiaries or its or their Boards of Directors have authorized any person to make any recommendation on its or their behalf.  This is a voluntary program and you must make your own decision whether to tender your eligible options or stock appreciation rights.  You should consult your personal outside advisor(s) if you have questions about your financial, legal or tax situation as it relates to this exchange offer.